Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Posts Second Quarter 2014

EPS of $0.59 on 10-Percent Unit Volume Growth

•	Second quarter net sales were $889 million, up 1 percent
•	Second quarter operating profit rose to $77 million, or 8.6 percent of net sales
•	Second quarter EPS was $0.59, up 7.3 percent
•	North America segment posted record first-half operating profit of $133 million

FINDLAY, Ohio, August 7, 2014 – For the quarter ended June 30, 2014, Cooper Tire & Rubber Company (NYSE: CTB) today announced that net income attributable to Cooper Tire & Rubber Company was $38 million, or $0.59 per share, compared with $35 million, or $0.55 per share, last year. Net sales were $889 million, an increase of 1 percent from $884 million in 2013.

”We continued our strong performance in what is usually a seasonally weak quarter, posting very good volume growth in most geographic regions. Pricing decreased, mainly driven by lower raw material costs, but the 10-percent global unit growth, along with our focus on cost reductions, helped us exceed last year’s operating margin,” said Roy Armes, Cooper’s Chairman, Chief Executive Officer, and President.

Operating profit for the quarter was $77 million compared with $69 million for the same period last year. Operating margin was 8.6 percent versus 7.8 percent in 2013. The 2014 operating profit increase resulted primarily from favorable raw material costs of $67 million, higher unit volume of $13 million, favorable selling, general and administrative costs of $10 million, and manufacturing cost efficiencies of $7 million, which more than offset unfavorable pricing and mix of $85 million. The 2013 operating profit included $7 million in costs related to the then-pending merger with Apollo Tyres, which subsequently did not occur.

The effective tax rate for the second quarter was 36.6 percent, which was higher than the prior quarter as a result of a change in the company’s forecast of its geographic mix of earnings. This change largely impacts the second quarter only, and the company expects its full year tax rate to be in a range of 30 percent to 35 percent.

For the six-month period, net income attributable to Cooper Tire & Rubber Company was $84 million, or $1.30 per share, versus $92 million, or $1.43 per share, last year. Sales decreased to $1.69 billion from $1.75 billion in 2013. Operating profit for the first half was $158 million compared with $166 million last year. Operating margin was 9.3 percent versus 9.5 percent.

At quarter end, Cooper’s balance sheet remained strong with $327 million in cash and cash equivalents, compared with $244 million at June 30, 2013, and $336 million at March 31, 2014. Positive cash flow from operating activities and lower capital spending contributed to the cash balance.

A summary presentation of information related to the quarter is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

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Cooper Q2 2014—2

North America Tire Operations

Second quarter net sales rose 3 percent to $639 million from $623 million in 2013. Unit shipments increased 9 percent compared with the same period last year. The unit volume increase was driven primarily by sales of new, higher margin light truck and SUV products introduced in the past year. The company also experienced improved efficiencies from its new ERP system.

Cooper's total light vehicle tire shipments in the United States increased 7 percent during the quarter. The Rubber Manufacturers Association (RMA) member shipments were up approximately 4 percent, and total industry shipments (including an estimate for non-RMA members) increased 3 percent, as reported by the RMA.

The segment's operating profit for the second quarter was $65 million, or 10.1 percent of net sales, compared with $59 million, or 9.5 percent of net sales, last year. The higher operating profit primarily reflected favorable raw material costs of $35 million, higher unit volume of $8 million, and manufacturing cost efficiencies of $7 million, which more than offset unfavorable price and mix of $41 million.

For the six-month period, net sales decreased 2 percent to $1.20 billion from $1.23 billion in 2013. Record operating profit of $133 million rose 2 percent from $131 million in 2013 (based on comparisons since the company began reporting in North America and International segments in 2004). Operating margin was 11.1 percent versus 10.7 percent last year.

International Tire Operations

Net sales declined 8 percent to $327 million from $353 million in 2013. Unit volume rose 5 percent compared with 2013. Higher unit volume in Europe was the result of increases in Western Europe, particularly in the United Kingdom, which were partially offset by weakness in Russia and Eastern Europe. Higher unit volume in Asia included growth in both passenger car tires, as well as truck and bus radial tires.

Second quarter operating profit was $26 million, or 8.1 percent of net sales, compared with $29 million, or 8.3 percent of net sales, for the same period a year ago. Lower price and mix of $46 million offset lower raw material costs of $37 million and favorable unit volume of $5 million.

For the six-month period, net sales decreased 8 percent to $637 million from $694 million in 2013. Operating profit was $50 million compared with $59 million for the same period in 2013. Operating margin was 7.8 percent compared with 8.5 percent last year.

Outlook

Second quarter raw material costs declined approximately 1 percent from the first quarter of 2014. The company anticipates that third quarter raw material costs will be roughly flat sequentially. The long-term raw material outlook is for costs to generally trend higher, with periods of volatility.

Capital expenditures for 2014 are expected to be between $175 million and $185 million. This estimate is up slightly from the previous estimate as the company expects to accelerate plans to convert production capabilities to meet increased demand of higher margin tires.

“The third quarter typically is our seasonally strongest quarter, and we expect to build on our momentum as raw material costs remain favorable and demand looks solid. We expect global tire markets will remain highly competitive, and overall economic conditions will continue to show modest improvement. Our new product lineup and demonstrated ability to execute our strategic plan positions us well to take advantage of growth opportunities worldwide. We continue to expect to meet or exceed industry unit volume growth in our largest markets this year,” Armes noted.

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Cooper Q2 2014—3

“We continue to work to determine the long-term ownership of our Cooper Chengshan (Shandong) Tire Company Ltd. (CCT) joint venture in Rongcheng, China based on the process set forth earlier this year. As I have stated in the past, China will continue to be an important part of Cooper’s long-term growth strategy whether or not we own CCT,” Armes concluded.

Second Quarter 2014 Conference Call Today at 11 a.m. Eastern

Management will discuss the financial and operating results for the second quarter of 2014 on a conference call for analysts and investors today at 11 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at www.coopertire.com or at http://www.media-server.com/m/p/zkmj5udb. Within two hours following the conference call, the webcast will be archived and available for 30 days at these websites.

Forward Looking Statements

This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the Apollo merger as well as products liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company or other unfavorable outcomes;
•	changes to tariffs or the imposition of new tariffs or trade restrictions;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;

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Cooper Q2 2014—4

•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	a disruption in, or failure of, the Company’s information technology systems, including those related to cyber security, could adversely affect the Company’s business operations and financial performance;
•	the impact of labor problems, including labor disruptions at the Company, its joint ventures, including CCT, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company’s competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	the ability to sustain operations at CCT, including obtaining financial and other operational data of CCT;
•	changes in the Company’s relationship with its joint-venture partners, or changes in the ownership structure of its joint ventures, including changes resulting from the previously announced agreement between the Company and the CCT joint-venture partner;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights;
•	inability to use deferred tax assets; and
•	the ultimate outcome of legal actions brought by the Company against wholly-owned subsidiaries of Apollo Tyres Ltd.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Christine Hanneman

419.424.4214

cjhanneman@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2013	2014	2013	2014

Net sales	$884,126	$888,685	$1,745,807	$1,685,143
Cost of products sold	733,966	740,816	1,437,729	1,389,932
Gross profit	150,160	147,869	308,078	295,211

Selling, general and administrative	80,994	71,280	142,248	137,711
Operating profit	69,166	76,589	165,830	157,500

Interest expense	(7,231)	(6,792)	(14,332)	(13,910)
Interest income	141	270	437	783
Other income (expense)	(834)	477	(239)	466
Income before income taxes	61,242	70,544	151,696	144,839

Income tax expense	19,642	25,786	47,259	48,353

Net income	41,600	44,758	104,437	96,486

Net income attributable to noncontrolling shareholders' interests	6,114	6,576	12,871	12,870

Net income attributable to Cooper Tire & Rubber Company	$35,486	$38,182	$91,566	$83,616

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.56	$0.60	$1.45	$1.32

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.55	$0.59	$1.43	$1.30

Weighted average shares outstanding (000s):
Basic	63,342	63,537	63,284	63,468
Diluted	64,142	64,481	64,163	64,410

Segment information
Net sales
North American Tire	$623,185	$639,234	$1,225,459	$1,202,728
International Tire	353,270	326,820	694,301	636,766
Eliminations	(92,329)	(77,369)	(173,953)	(154,351)

Segment profit (loss)
North American Tire	$59,213	$64,833	$130,619	$133,462
International Tire	29,229	26,459	59,239	49,607
Eliminations	117	(1,640)	1,164	(1,258)
Unallocated corporate charges	(19,393)	(13,063)	(25,192)	(24,311)

These interim statements are subject to year-end adjustments.

Cooper Tire & Rubber Company

Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)	June 30
	2013	2014

Assets
Current assets:
Cash and cash equivalents	$244,153	$326,636
Notes receivable	64,883	83,241
Accounts receivable	468,006	496,933
Inventories	654,096	641,593
Other current assets	93,524	86,994
Total current assets	1,524,662	1,635,397

Net property, plant and equipment	949,491	977,459
Goodwill	18,851	18,851
Restricted cash	4,116	1,016
Deferred income tax assets	216,373	106,388
Intangibles and other assets	177,605	170,795
	$2,891,098	$2,909,906

Liabilities and Equity
Current liabilities:
Notes payable	$47,684	$24,478
Accounts payable and accrued liabilities	573,129	607,968
Income taxes	12,823	10,568
Current portion of long-term debt	21,245	15,671
Total current liabilities	654,881	658,685

Long-term debt	326,877	326,188
Postretirement benefits other than pensions	293,765	239,257
Pension benefits	414,349	277,586
Other long-term liabilities	178,049	151,178
Deferred income taxes	7,749	6,341
Redeemable noncontrolling shareholder interest	-	162,195
Total parent stockholders' equity	859,804	1,046,300
Noncontrolling shareholder interest in consolidated subsidiary	155,624	42,176
	$2,891,098	$2,909,906

These interim statements are subject to year-end adjustments.

Cooper Tire & Rubber Company

Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Six Months Ended
	June 30
	2013	2014

Operating activities
Net income	$104,437	$96,486
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
Depreciation and amortization	65,510	69,767
Deferred income taxes	137	1,883
Stock based compensation	4,461	3,612
Change in LIFO inventory reserve	(18,219)	(35,062)
Amortization of unrecognized postretirement benefits	24,664	18,008
Changes in operating assets and liabilities
Accounts and notes receivable	(67,586)	(134,799)
Inventories	(74,142)	(89,116)
Other current asssets	(14,485)	(3,493)
Accounts payable	(38,820)	66,072
Accrued liabilities	8,526	24,973
Other items	(8,454)	(8,410)
Net cash provided by (used in) operating activities	(13,971)	9,921

Investing activities
Additions to property, plant and equipment and capitalized software	(93,077)	(76,132)
Proceeds from the sale of assets	457	380
Net cash used in investing activities	(92,620)	(75,752)

Financing activities
Net issuance of short-term debt	14,186	3,003
Additions to long-term debt	19,577	15,634
Repayments on long-term debt	(9,916)	(12,603)
Payment of dividends to noncontrolling shareholders	(9,709)	(2,570)
Payment of dividends to Cooper Tire & Rubber Company shareholders	(13,296)	(13,332)
Issuance of common shares and excess tax benefits on options	1,594	2,387
Net cash provided by (used in) financing activities	2,436	(7,481)

Effects of exchange rate changes on cash	(3,509)	2,217

Changes in cash and cash equivalents	(107,664)	(71,095)

Cash and cash equivalents at beginning of year	351,817	397,731

Cash and cash equivalents at end of period	$244,153	$326,636

These interim statements are subject to year-end adjustments.